Exhibit 4.3

Dated 3 March 2006

YORKSHIRE CABLE COMMUNICATIONS LIMITED

SHEFFIELD CABLE COMMUNICATIONS LIMITED

YORKSHIRE CABLE PROPERTIES LIMITED

CABLE LONDON LIMITED

BARCLAYS BANK PLC

and

DEUTSCHE BANK AG, LONDON BRANCH

as Security Trustee

BARCLAYS INTERCREDITOR AGREEMENT

WHITE & CASE

5 Old Broad Street
London EC2N 1DW

THIS DEED is dated 3 March 2006 and made BETWEEN:

(1)                                 YORKSHIRE CABLE COMMUNICATIONS LIMITED (Registered No. 2490136) (“Yorkshire”) whose registered office is at Communications House, Mayfair Business Park, Broad Lane, Bradford BD4 8PW;

(2)                                 SHEFFIELD CABLE COMMUNICATIONS LIMITED (Registered No. 2465953) (“Sheffield”) whose registered office is at Communications House, Mayfair Business Park, Broad Lane, Bradford BD4 8PW;

(3)                                 YORKSHIRE CABLE PROPERTIES LIMITED (Registered No. 2951884) (“YCP”) whose registered office is at Communications House, Mayfair Business Park, Broad Lane, Bradford BD4 8PW;

(4)                                 CABLE LONDON LIMITED (Registered No. 1794264) (“Cable London”) whose registered office is at Export House, Cawsey Way, Woking, Surrey, GU21 6QX;

(5)                                 BARCLAYS BANK PLC acting through Multinational Corporate Team P0 Box 544, 54 Lombard Street, London EC3V 9EX (“Barclays”) which expression shall include its successors and assigns; and

(6)                                 DEUTSCHE BANK AG, LONDON BRANCH as security trustee for and on behalf of the Beneficiaries (the “Security Trustee”).

WHEREAS:

(A)                               Each of Yorkshire, Sheffield, YCP and Cable London has created the Barclays Security (as defined below) in favour of Barclays.

(B)                               Yorkshire, Sheffield and Cable London have entered into the Senior Facilities Agreement (as defined below) and, pursuant to the requirements of the Senior Facilities Agreement, have provided security to the Security Trustee.

(C)                               It is a condition precedent to the making of the facilities available under the Senior Facilities Agreement that Barclays enters into this Deed with the Security Trustee and Barclays has agreed to do so on the terms and conditions set out below.

THIS DEED WITNESSETH:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               Terms Defined

Terms defined in the Group Intercreditor Deed (as defined below) shall have the same meaning when used in this Deed, unless otherwise defined herein.

1.2                               Definitions

In this Deed, unless the context otherwise requires:

“Assumption Date” has the meaning given to it at Clause 4.1(c);

“Barclays Discharge Date” means the date on which all Barclays Liabilities have been unconditionally and irrevocably paid or discharged in full and no further Barclays Liabilities can arise under or in respect of the Barclays Loan Agreements;

“Barclays Liabilities” means all indebtedness of the Companies to Barclays under the Barclays Loan Agreements and/or the Barclays Security up to a maximum aggregate amount in respect of principal of £5,072,459 together with interest, costs and expenses payable in accordance with the relevant Barclays Loan Agreement and/or the Barclays Security;

“Barclays Loan Agreements” means:

(a)                                  the Business Loan Agreement signed by Barclays on 17 June 1992 recording the terms on which Barclays has agreed to make an advance available to Yorkshire, the aggregate principal amount of which, as at the date of this Deed, does not exceed £579,817;

(b)                                 a Treasury Loan Agreement dated 20 December 1996 with Yorkshire, the aggregate principal amount of which, as at the date of this Deed, does not exceed £445,500;

(c)                                  a Treasury Loan Agreement dated 20 December 1996 with Sheffield, the aggregate principal amount of which, as at the date of this Deed, does not exceed £875,911;

(d)                                 a Commercial Mortgage Agreement dated 18 January 1999 with Sheffield, the aggregate principal amount of which, as at the date of this Deed, does not exceed £2,717,679; and

(e)                                  a Commercial Mortgage Agreement between Barclays and Cable London Limited having a final maturity date of 17 June 2012 and the aggregate principal amount of which, as at the date of this Deed, does not exceed £453,552;

and “Barclays Loan Agreement” means any one of them;

“Barclays Security” means:

(a)                                  the Legal Charge created by YCP and Yorkshire on 24 December 1996 over the property known as Units 8, 9 and 10 and adjoining land, Mayfair Business Park, Sticker Lane, Bradford;

(b)                                 the three Legal Charges created by Yorkshire on 24 December 1996 over the property known respectively as (a) Units 4 and 5, (b) Units 6 and 7 and (c) (pending transfer to YCP) Units 8, 9 and 10, Mayfair Business Park and the Legal Charge created by Yorkshire on 24 December 1996 over the leasehold interest in Units 8, 9 and 10, Mayfair Business Park;

(c)                                  the Legal Charge created by Sheffield on (i) 24 December 1996 over the property known as 1 Chippingham Street, Sheffield and (ii) 12 November 1999 over the leasehold property known as 1.62 acres of land at Sheffield Technology Park, Chippingham Street;

(d)                                 the Legal Mortgage created by Cable London on 27 July 1990 over the leasehold property comprised in a lease dated 9th November 1981 granted by The Mayor and Burgesses of the London Borough of Haringey in favour of Roger Graham Woodward and known as Television House, 60/70 Clarendon Road, Turnpike Lane, London N8 ODJ;

(e)                                  the Legal Mortgage created by Cable London on 22 October 1992 over the leasehold property comprised in a lease dated 18th October 1979 granted by The Mayor and Burgesses of the London Borough of Haringey in favour of West Central Estate & Property Co. Limited and known as Progress House, Site 14, Clarendon Road Industrial Estate, N8;

(f)                                    the Legal Mortgage created by Cable London on 22 October 1992 over the leasehold property comprised in a lease dated 22nd August 1994 granted by The Mayor and Burgesses of the London Borough of Haringey in favour of Archford International Computers Limited and known as Car Park No.1 and No. 2, 60/70 Clarendon Road, N8; and

(g)                                 the Legal Mortgage created by Cable London on 3 January 1995 over the leasehold property comprised in a lease dated 22nd October 1992 granted by The Mayor and Burgesses of the London Borough of Haringey in favour of the Borrower and known as Car Park No. 1 and No. 2 of 60/70 Clarendon Road, N8,

and includes any Legal Charge or Legal Mortgage created over any of the above property by any Obligor following the transfer of that property to that Obligor with the prior consent of the Security Trustee given under the relevant Security;

“Business Day” means a day (other than a Saturday or Sunday) on which banks generally are open for business in London;

“Companies” means Yorkshire, Sheffield, YCP and Cable London;

“Effective Time” means the time at which Barclays Bank PLC in its capacity agent in respect of the Beneficiary Security Documents (as defined in the Original Barclays Intercreditor Deed) confirms to Barclays Bank PLC in its capacity as security trustee in respect of such Beneficiary Security Documents, that the Final Discharge Date (as defined in the Original Barclays Intercreditor Deed) has occurred;

“Encumbrance” means:

(a)                                  a mortgage, charge, pledge, lien, encumbrance or other security interest securing any obligation of any person;

(b)                                  any arrangement under which money or claims to, or the benefit of, a bank or other account may be applied, set-off or made subject to a combination of accounts so as to effect payment of sums owed or payable to any person; or

(c)                                  any other type of agreement or preferential arrangement (including title transfer and retention arrangements) having a similar effect;

“Group Intercreditor Deed” means the intercreditor deed dated on or about the date of this Deed between the Original Borrowers, the Original Guarantors, Deutsche Bank AG, London Branch as Facility Agent, Deutsche Bank AG, London Branch as Security Trustee, the Senior Lenders, the Hedge Counterparties, the Intergroup Creditors and the Intergroup Debtors.

“Headend Equipment” means all equipment required in order to transmit or receive radio and/or television programming and other services including, without limitation, antennae, satellite receivers and satellite receiver only dishes, converters, microwave receivers, modulators and laser transmitters;

“Original Barclays Intercreditor Deed” means that Barclays Intercreditor Deed dated 21 December 2004 between the Companies, Barclays and Barclays Bank PLC as security trustee;

“Receiver” means a receiver, administrative receiver, a receiver and manager and/or (as the case may be) in each case a delegate of the same appointed by the Security Trustee pursuant to any Security Document;

“Secured Obligations” has the meaning given to such term in the Group Intercreditor Deed;

“Senior Facilities Agreement” means the senior facilities agreement dated on or about the date hereof between, inter alia the Ultimate Parent, the Original Borrowers, the Mandated Lead Arrangers (as defined therein), the Facility Agent, the Security Trustee, the Original Guarantors and the Senior Lenders (as the same may from time to time be amended, modified and/or supplemented);

“Switch Equipment” means the equipment required in order to operate a telephone exchange used to switch telephony messages between the users of a telecommunications network including, without limitation, all computer hardware and software required for that purpose;

“Termination Notice” has the meaning given to it at Clause 4.1.

1.3                               Construction of certain terms

Any reference in this Deed to:

a “clause” shall, subject to any contrary indication, be construed as a reference to a clause of this Deed;

“indebtedness” includes any obligation (whether actual or contingent, present or future, as principal, surety or otherwise) for the payment or repayment of money; and

a “person” shall be construed as a reference to any person, firm, company, corporation, association or partnership.

1.4                               Save where the contrary is indicated, any reference in this Deed to this Deed or any other agreement or document shall be construed as a reference to this Deed or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented.

1.5                               Clause headings are for ease of reference only.

1.6                               Unless expressly provided to the contrary in this Deed, a person who is not a party to this Deed may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

2.                                      EFFECTIVE TIME

This Deed shall not become effective until the Effective Time.

3.                                      CONSENT AND PRIORITY

3.1                               Consent by Barclays

Barclays hereby consents to the entry by the Companies into the Security Documents to which they are party.

3.2                               Ranking of Barclays Security

All existing Encumbrances conferred by the Barclays Security will:

(a)                                  rank in all respects prior to existing and future Encumbrances conferred by the Security, regardless of order of registration, notice, execution or otherwise; and

(b)                                 secure all Barclays Liabilities in priority to the Secured Obligations, regardless of the date on which the Barclays Liabilities arises, regardless of whether Barclays is obliged to advance moneys included in the Barclays Liabilities, and regardless of any fluctuations in the amount of the Barclays Liabilities outstanding or an intermediate discharge of the Barclays Liabilities in whole or in part.

3.3                               Existing Security

Barclays confirms for the benefit of the Security Trustee that it does not have the benefit of nor will it permit to subsist or receive any Encumbrances for or in respect of the Barclays Liabilities other than the Barclays Security and acknowledges that in respect of any claim which it may now or in the future have (other than in its capacity as a Beneficiary) against any of the assets of any Company (other than assets which are the subject of the Barclays Security) it ranks and will at all times rank behind the Encumbrances created in favour of the Security Trustee pursuant to the Security Documents.

3.4                               Registration and Notice

Barclays and the Security Trustee will co-operate with each other with a view to reflecting the priority of the Security and the Barclays Security in any register or with any filing or registration authority and in giving notice to insurers and other relevant persons.

4.                                      INTENDED TERMINATION BY BARCLAYS

4.1                               Notice

Barclays hereby undertakes with the Security Trustee that it will not exercise any right or entitlement that it might have under any Barclays Loan Agreement or at law to terminate that Barclays Loan Agreement unless and until the Security Trustee (to the extent permitted by the Security Documents) has taken any steps to enforce the Security or to recover any of the Secured Obligations or

(a)                                  it has given written notice (a “Termination Notice”) to the Security Trustee (with a copy to the relevant Company) of its intention to do so; and

(b)                                 it has supplied the Security Trustee with reasonable details of the acts, omissions or circumstances which entitle it to terminate that Barclays Loan Agreement, where relevant, and details (including of sums owing) of such liabilities of the relevant Company then existing or anticipated under that Barclays Loan Agreement of which Barclays is then aware; and

(c)                                  a period of 10 Business Days shall have elapsed after the date of the receipt by the Trustee of the Termination Notice and the details described at Clause 4.1(b) without the Security Trustee, by service of written notice on Barclays, having agreed to make, on behalf of the relevant Company, payment of all amounts due but unpaid in respect of the relevant Barclays Loan Agreement together with any default interest thereon (the “Relevant Amounts”), such agreement to take effect immediately on receipt by Barclays of such notice (the “Assumption Date”).

4.2                               Effect of assumption

On and after the Assumption Date and provided the Security Trustee (on behalf of the relevant Company) has paid the Relevant Amounts within the time period specified in Clause 4.1(c):

(a)                                  without prejudice to any right or entitlement to terminate arising in respect of future events, Barclays shall continue to observe, perform and comply with all of its obligations under the relevant Barclays Loan Agreement;

(b)                                 without prejudice to any right or entitlement to terminate arising in respect of future events, the relevant Barclays Loan Agreement shall remain in full force and effect;

(c)                                  subject to Clauses 5.2 and 5.3, Barclays will not exercise or enforce or attempt to exercise or enforce any right or remedy against the relevant Company in respect of the event giving rise to the right or entitlement to terminate referred to in Clause 4.1 and in respect of which the relevant Termination Notice was issued; and

(d)                                 the Security Trustee will, to the extent of the Relevant Amounts actually paid by it to Barclays, be subrogated to the rights of Barclays against the relevant Company under the relevant Barclays Loan Agreement and relevant Barclays Security in respect of each such payment made by the Security Trustee on behalf of the relevant Company and the relevant Company hereby acknowledges its indebtedness to the Security Trustee in respect of each such amount together with interest thereon calculated in accordance with the provisions of the Security Documents.

4.3                               Enforcement by Barclays

Where:

(a)                                  the Security Trustee has not given notice to Barclays within the time specified in Clause 4.1(c); or

(b)                                 the Security Trustee has failed to pay the Relevant Amounts under the relevant Barclays Loan Agreement within 1 Business Day of the Assumption Date but not otherwise, Barclays shall be entitled to enforce the security conferred by the Barclays Security but may not exercise or attempt to exercise any other right or remedy against the relevant Company in respect of the relevant Barclays Loan Agreement.

5.                                      ENFORCEMENT

5.1                               Restrictions on enforcement by the Banks

Subject to Clauses 5.2, 5.3 and 5.4, until the Barclays Discharge Date, the Security Trustee will not exercise or enforce or attempt to exercise or enforce any right or remedy against any Company unless it has first given 5 Business Days’ notice in writing to Barclays specifying the action which it proposes to take and the timing of such action.

5.2                               Protection of Security

Nothing in this Deed shall prevent Barclays or the Security Trustee from taking at any time such action as it may reasonably deem necessary to protect any Encumbrances conferred by the Barclays Security or, as the case may be, Security which is in jeopardy or to prevent any likely material diminution in value of the Encumbrances conferred by the Barclays Security or the Security provided that Barclays, or as the case may be, the Security Trustee shall, if practicable, notify the Security Trustee or, as the case may be, Barclays prior to taking any such action, specifying the action to be taken and the reason why the relevant Encumbrance is in jeopardy or is likely to diminish materially in value or, if not practicable, as soon as reasonably possible after taking such action.

5.3                               Liquidation

Nothing in this Deed shall prevent Barclays or the Security Trustee from being entitled to prove in a liquidation of any Company (other than a liquidation instigated by Barclays or, as the case may be, the Security Trustee in breach of its obligations hereunder).

5.4                               Administration

Notwithstanding any other provision of this Deed, where a petition is presented for the making of an administration order or any step is taken for the appointment of an administrator in relation to any Obligor, the Security Trustee may (subject, where relevant, to the provisions of the Enterprise Act 2002) appoint an administrative receiver of any Obligor (including any Company) who may enforce all or any part of the Encumbrances conferred by the Security.

6.                                      SHORTFALL

6.1                               Notice

If, following any enforcement by Barclays of the Encumbrances conferred by the Barclays Security, the net proceeds of such enforcement are insufficient to discharge the Barclays Liabilities in full, Barclays will not at any time prior to the Final Discharge Date but subject to Clause 5.3 sue for, or institute any creditor’s process (including a Mareva injunction, garnishment, execution or levy, whether before or after judgment) against the relevant Company in respect of, any obligation of the relevant Company to meet the resulting shortfall unless:

(a)                                  it has given written notice to the Security Trustee containing reasonable details of the enforcement action taken, the net proceeds received or receivable and the extent of the Barclays Liabilities which will not be discharged by those net proceeds (the “Shortfall”);

(b)                                 a period of 10 Business Days shall have elapsed after the date of the receipt by the Security Trustee of such notice without the Security Trustee, by service of written notice on Barclays agreeing to pay to Barclays the amount of the Shortfall;

(c)                                  the Security Trustee has not paid the amount of the Shortfall to Barclays within one Business Day of service of the notice referred to in Clause 6.1(b); and

(d)                                 the enforcement action has been undertaken by Barclays other than pursuant to Clause 5.2.

6.2                               Subrogation

If the Security Trustee elects to pay to Barclays the amount of the Shortfall it shall on such payment be subrogated to the rights of Barclays in respect of the relevant Barclays Loan Agreement and Barclays shall immediately cease to have any interest in that Barclays Loan Agreement or any rights against the relevant Company under or in connection with that Barclays Loan Agreement.

7.                                      ENFORCEMENT OF SECURITY BY SECURITY TRUSTEE

7.1                               Enforcement by Trustee:

Until the Final Discharge Date, if the Security Trustee enforces any Encumbrances conferred by the Security over any asset of any Company:

(a)                                  the Security Trustee will consult with Barclays as to the identity of any Receiver over any asset in respect of which Barclays has Encumbrance with a view to agreeing the joint appointment of that Receiver by Barclays and the Security Trustee;

(b)                                 Barclays will not be entitled to take or have possession of any such assets or maintain a Receiver in possession of such asset (other than a Receiver appointed jointly by Barclays and the Security Trustee);

(c)                                  the Security Trustee will have the entire conduct of any sale or such assets; and

(d)                                 if pursuant to enforcement the Security Trustee or a Receiver intends to sell any asset over which Barclays has Security conferred by the Barclays Security, or if the relevant Company intends to sell such asset with the approval of the Security Trustee, the Security Trustee will consult with Barclays with a view to agreeing the timing and manner in which the sale of that asset is to be conducted. Failing such agreement, Barclays will on any such sale release the Encumbrances conferred by the Barclays Security over the asset if the proceeds are or will be sufficient to discharge the Barclays Liabilities (or, if such proceeds are not sufficient, if it has given its consent to the sale) and are to be applied in accordance with Clause 7.2.

7.2                               Proceeds

The net proceeds of enforcement of the Security which are attributable to any asset subject to the Encumbrances conferred by the Barclays Security will, upon receipt by the Security Trustee, be paid to or to the order of Barclays and pending such payment will be held on trust for Barclays.

8.                                      MISCELLANEOUS

8.1                               Transfer

For the avoidance of doubt it is hereby agreed that the benefit of this Deed may not be transferred in part. The Security Trustee for the time being may transfer the whole of the benefit of this Deed to any successor performing the obligations of Security Trustee for the Beneficiaries under the Group Intercreditor Deed but not otherwise, provided that such successor undertakes to the other parties to this Deed to be bound by its terms.

8.2                               No amendment

Without the prior written consent of the Security Trustee, no amendments to any Barclays Loan Agreement will be permitted other than amendments which do not impair the obligations of any Company under this Deed, do not increase the Barclays Liabilities and do not alter the scheduled maturity date of the relevant Barclays Loan Agreement. For the avoidance of doubt, any amount repaid or prepaid by any Company pursuant to any Barclays Loan Agreement may not be reborrowed by the relevant Company.

8.3                               Headend and Switch

Barclays confirms for the benefit of the Security Trustee that, insofar as any Headend Equipment and/or Switch Equipment is or may from time to time be contained in or on any property of Sheffield or Yorkshire in respect of which Barclays has or will have Encumbrances pursuant to the Barclays Security, such Headend Equipment and/or Switch Equipment does not constitute a fixture to that property and accordingly does not itself form part of the Barclays Security and that each Company is free to deal with any such Headend Equipment and Switch Equipment free and clear of any Encumbrances created in favour of Barclays in respect of the Barclays Liabilities.

8.4                               No prejudice

Nothing in this Deed will, as between any Company and Barclays or the Security Trustee, affect or prejudice any rights of Barclays and/or the Security Trustee as against that Company under the Barclays Loan Agreements, the Barclays Security, the Senior Finance Documents, the Hedging Agreements and the Security respectively.

8.5                               Disclosure

Each Company agrees that the Security Trustee and Barclays may disclose to each other such information about that Company, the facilities and the related Encumbrances as they consider appropriate.

8.6                               Termination of Original Barclays Intercreditor Deed

Each of Yorkshire, Sheffield, YCP, Cable London and Barclays hereby agree that the Original Barclays Intercreditor Deed and all rights and obligations of the parties thereunder shall be terminated immediately upon the Effective Time.

9.                                      POWER OF ATTORNEY

9.1                               Appointment

Each Company hereby by way of security for the performance of its obligations under this Deed and to enable the Security Trustee to exercise its rights hereunder irrevocably (within the meaning of Section 4 of the Powers of Attorney Act 1971) appoints the Security Trustee to be its attorney of the Company in its name and otherwise on its behalf and as its act and deed at any time to sign, seal, execute, deliver, perfect and do all deeds, instruments, acts and things which may be required or are necessary:

(a)                                  for carrying out any obligations imposed on it by or pursuant to this Deed;

(b)                                 for conveying or transferring any legal or other interest in each or any Barclays Loan Agreement; and

(c)                                  generally for enabling the Security Trustee to exercise the respective powers, authorities and discretions conferred on it by or pursuant to this Deed or by law,

The Security Trustee shall have full power to delegate the power conferred on it or him by this Clause 9.1 but no such delegation shall preclude the subsequent exercise of such power by the Security Trustee or preclude the Security Trustee from making a subsequent delegation thereof to some other person; any such delegation may be revoked by the Security Trustee at any time,

9.2                               Ratification

Each Company shall ratify and confirm all things done by the attorney on its behalf in the proper exercise of his powers.

10.                               NOTICES

10.1                        In writing

Each communication to be made pursuant to this Deed shall be made in writing but, unless otherwise stated, may be made by facsimile or letter.

10.2                        Delivery

Any communication or document to be made or delivered by one person to another pursuant to this Deed shall (unless that other person has by fifteen days’ written notice to the other addressee specified another address) be made or delivered to that other person at the address set out above and shall be deemed to have been made or delivered when despatched (in the case of any communication made by facsimile) or (in the case of any communication made by letter) when left at that address or (as the case may be) two Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address, provided that any communication or document to be made or delivered to the Security Trustee shall be expressly marked for the attention of Jonathan Bowers; Facsimile no.: +44 (0)20 7547 4757.

11.                               COUNTERPARTS

This Deed may be signed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Deed by signing any such counterpart.

12.                               GOVERNING LAW AND JURISDICTION

This Deed shall be governed by and construed in accordance with the laws of England and the parties hereby submit to the non-exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have excluded this document as a deed the day and year first above written.

SIGNATORIES

THE COMPANIES

EXECUTED and DELIVERED as a DEED	)	STEPHEN COOK
by	)	NEIL SMITH
SHEFFIELD CABLE COMMUNICATIONS LIMITED	)

EXECUTED and DELIVERED as a DEED	)	STEPHEN COOK
by	)	NEIL SMITH
YORKSHIRE CABLE COMMUNICATIONS LIMITED	)

EXECUTED and DELIVERED as a DEED	)	STEPHEN COOK
by	)	NEIL SMITH
YORKSHIRE CABLE PROPERTIES LIMITED	)

EXECUTED and DELIVERED as a DEED	)	STEPHEN COOK
by	)	NEIL SMITH
CABLE LONDON LIMITED	)

BARCLAYS

EXECUTED (but not delivered until	)	MATTHEW DURKIN
the date hereof) as a DEED by	)
BARCLAYS BANK PLC	)
acting by its duly appointed attorney	)
in the presence of:	)

Witness:	PAUL THOMPSON
Witness name:	Paul Thompson
Witness Address:	5 North Colonnade
Canary Wharf
London
E14 4BB

THE SECURITY TRUSTEE

EXECUTED as a DEED by	)	NICOLA DAWES
DEUTSCHE BANK AG, LONDON BRANCH	)	ELIZABETH MACADIE
acting by: